Exhibit 99.2

Perma-Fix Reports Increased Revenue and
Cash Flow for the First Quarter of 2017

ATLANTA – May 10, 2017 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced financial results for the first quarter ended March 31, 2017.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “I am pleased to report a significant year-over-year improvement in revenue and cash flow for the first quarter of 2017, which is seasonally our weakest quarter of the year. Despite severe winter weather in the Pacific Northwest, we still achieved $835,000 of adjusted EBITDA (as defined below) or a $3.1 million improvement from first quarter of 2016.”

“Within our Treatment Segment we saw a 39% year-over-year increase in sales and expect this trend to continue during the balance of 2017, as evidenced by an increase in backlog. We are also encouraged by the approved 2017 and proposed 2018 budget for waste treatment within the Department of Energy’s Office of Environmental Management. Within the Services Segment, this was an extremely active quarter for project bids and we continue to grow our sales pipeline and see improvement in our win ratio, which bodes well for the balance of 2017.”

“Subsequent to the end of the first quarter, we freed up $5.9 million of cash by replacing the closure policy at our Perma-Fix Northwest Richland (“PFNWR”) facility with a new bonding mechanism. We used this cash to pay off our revolving line of credit with the remaining to be used for general working capital needs. This transaction has helped further strengthen our balance sheet.”

Dr. Centofanti concluded, “We are continuing to negotiate definitive agreements to fund our majority-owned Medical Segment and look forward to providing additional updates in the near future.”

Financial Results

Revenue for the first quarter of 2017 was $12.7 million versus $10.0 million for the same period last year. Revenue for the Treatment Segment increased to $10.0 million from $7.2 million for the same period in 2016 primarily from increased waste volume. Revenue from the Services Segment was $2.7 million versus $2.8 million for the same period in 2016.

Gross profit for the first quarter of 2017 was $2.7 million versus $34,000 for the first quarter of 2016 primarily due to higher revenue in the Treatment Segment. Gross margin increased to 21.4% from 0.3% for the same period last year primarily due to higher revenue achieved within our Treatment Segment from higher waste volume and revenue mix.

Operating loss for the first quarter of 2017 was $520,000 versus operating loss of $3.6 million for the first quarter of 2016. Net loss attributable to common stockholders for the first quarter of 2017 was $727,000 or ($0.06) per share, versus net loss of $3.8 million or ($0.33) per share, for the same period in 2016.

The Company reported Adjusted EBITDA of $835,000 from continuing operations at March 31, 2017, as compared to Adjusted EBITDA loss of 2.3 million from continuing operations during the corresponding period of 2016. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for loss from continuing operations for the three months ended March 31, 2017 and 2016.

	Quarter Ended
	March 31,
(In thousands)	2017	2016
Loss from continuing operations	$(675)	$(3,846)

Adjustments:
Depreciation & amortization	1,155	884
Interest income	(35)	(16)
Interest expense	100	168
Interest expense - financing fees	9	57
Income tax expense	81	36

EBITDA	$635	$(2,717)

Research and development costs related to Medical Isotope project	200	438

Adjusted EBITDA	$835	$(2,279)

The tables below present certain unaudited financial information for the business segments, which excludes allocation of corporate expenses:

	Quarter Ended			Quarter Ended
	March 31, 2017			March 31, 2016
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$10,034	$2,673	$—	$7,204	$2,834	$—
Gross profit	2,687	32	—	(138)	172	—
Segment profit (loss)	1,522	(707)	(200)	(1,284)	(725)	(438)

Conference Call

Perma-Fix will host a conference call at 10:00 a.m. ET on Wednesday, May 10, 2017. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or +1-201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, President and Chief Executive Officer, Ben Naccarato, Vice President and Chief Financial Officer, and Mark J. Duff, Executive Vice President of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight May 17, 2017, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 10380.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: trend of increase sales within the Treatment Segment to continue during 2017 and continue to grow our sales pipeline and see improvement in our win ratio within the Services Segment, which bodes well for the balance of 2017. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; Our Medical Segment obtains necessary financing or capital to complete its development; regulatory approvals; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under “Risk Factors” and "Special Note Regarding Forward-Looking Statements" of our 2016 Form 10-K and Form 10-Q for quarter ended March 31, 2017. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

 PERMA-FIX ENVIRONMENTAL SERVICES, INC.

 CONSOLIDATED STATEMENTS OF OPERATIONS

  (UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2017	2016

Net revenues	$12,707	$10,038
Cost of goods sold	9,988	10,004
Gross profit	2,719	34

Selling, general and administrative expenses	2,850	3,055
Research and development	389	575
Loss on disposal of property and equipment	—	5
Loss from operations	(520)	(3,601)

Other income (expense):
Interest income	35	16
Interest expense	(100)	(168)
Interest expense-financing fees	(9)	(57)
Loss from continuing operations before taxes	(594)	(3,810)
Income tax expense	(81)	(36)
Loss from continuing operations, net of taxes	(675)	(3,846)

Loss from discontinued operations, net of taxes of $0	(131)	(167)
Net loss	(806)	(4,013)

Net loss attributable to non-controlling interest	(79)	(173)

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(727)	$(3,840)

Net loss per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:

Continuing operations	$(.05)	$(.32)
Discontinued operations	(.01)	(.01)
Net loss per common share	$(.06)	$(.33)

Number of common shares used in computing net loss per share:
Basic	11,681	11,557
Diluted	11,681	11,557

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	(Unaudited)	(Audited)
	March 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2017	2016

ASSETS
Current assets:
Cash and equivalents	$134	$163
Account receivable, net of allowance for doubtful accounts of $255 and $272, respectively	6,851	8,705
Unbilled receivables	4,002	2,926
Other current assets	9,290	2,728
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	88	85
Total current assets	20,365	14,607

Net property and equipment	16,060	17,115
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	81
Intangibles and other assets	27,171	33,264
Other assets related to discontinued operations	251	268
Total assets	$63,928	$65,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$17,719	$15,780
Current liabilities related to discontinued operations	950	958
Total current liabilities	18,669	16,738

Long-term liabilities	13,463	16,080
Long-term liabilities related to discontinued operations	363	361
Total liabilities	32,495	33,179
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $947 and $931, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,688,991 and 11,677,025 shares issued, respectively; 11,681,349 and 11,669,383 shares outstanding, respectively	11	11
Additional paid-in capital	106,119	106,048
Accumulated deficit	(74,940)	(74,213)
Accumulated other comprehensive loss	(150)	(162)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	30,952	31,596
Non-controlling interest in subsidiary	(804)	(725)
Total stockholders' equity	30,148	30,871

Total liabilities and stockholders' equity	$63,928	$65,335